MutualFirst Financial, Inc. Declares Cash Dividend

MUNCIE, Ind., Feb. 21, 2013 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $.06 per share for the first quarter of 2013. The dividend will be payable on March 22, 2013 to shareholders of record on March 08, 2013.

David W. Heeter, President and Chief Executive Officer said, "MutualFirst is pleased to continue the payment of this dividend, and are committed to creating shareholder value."

The Company's subsidiary, MutualBank, is well capitalized and strong by all regulatory standards.

MutualFirst Financial, Inc. is the holding company for MutualBank, an Indiana-based financial institution with thirty-one full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves and provides a full range of financial services including business banking, wealth management and trust services and Internet banking services. The Company is traded on the NASDAQ under the symbol "MFSF" and can be found on the Internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, +1-765-747-2880